UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2017

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	420 Saw Mill River Road, Ardsley, NY	10502
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable

Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05Costs Associated with Exit or Disposal Activities

On April 5, 2017, Acorda Therapeutics, Inc. (the “Company”) issued a press release announcing a corporate restructuring to reduce its cost structure and focus its resources on its two late-stage programs, CVT-301 and tozadenant, as well as on maximizing patient access to AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg at least through July 2018.

The adoption of this restructuring plan follows the previously-announced decision by the United States District Court for the District of Delaware invalidating certain patents pertaining to AMPYRA. Under this ruling, Acorda expects to maintain exclusivity to AMPYRA through July 2018. The Company will appeal the decision.

As part of this restructuring, the Company is reducing headcount by approximately 20%. The majority of the reduction in personnel is expected to be completed in April 2017. As a result, the Company expects to realize estimated annualized cost savings from the reduction in personnel of approximately $21.0 million beginning in the second quarter of 2017. Acorda estimates that during 2017 it will incur approximately $8.0 million of pre-tax charges for severance and employee separation related costs related to the restructuring, primarily during the second quarter. The pre-tax charges include a cash component of approximately $7.5 million representing non-recurring employee charges for severance payments and benefits and a non-cash component of approximately $0.5 million representing stock compensation charges. The Company expects that there will be additional non-severance related costs associated with the restructuring and is currently performing an internal review to determine the effect of the restructuring on the non-severance related costs. The Company is unable to provide an estimate of the non-severance related costs until the internal review is completed.

As of December 31, 2016, the Company had cash and cash equivalents of approximately $159 million and expects to be cash flow positive for 2017. The Company has $345 million of convertible senior notes due in 2021 with a conversion price of $42.56. Acorda believes that the cost savings from the restructuring and subsequent operating expense reductions will enable it to fund operations through the key milestones for its late-stage development programs, including the commercial launch of CVT-301, pending approval from the U.S. Food and Drug Administration (FDA), and Phase 3 data for tozadenant. The Company plans to file a New Drug Application (NDA) for CVT-301 with the FDA in the second quarter of 2017.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item.

The statements in this report are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications (each, an “ANDA”) to market generic versions of Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we will acquire when we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

Item 8.01Other Events

The information reported in Item 2.05 is incorporated into this Item by reference.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

April 6, 2017	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief, Business Operations and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 5, 2017